Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-161611 and 333-161615) of CareFusion Corporation of our report dated September 15, 2009, with respect to the combined financial statements and schedule of CareFusion Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Ernst & Young LLP

San Diego, California

September 15, 2009